Exhibit 99.2

FORGE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provide information that Forge’s management believes is relevant to an assessment and understanding of Forge’s consolidated results of operations and financial condition. This discussion and analysis should be read together with the audited annual consolidated financial statements and related notes to those statements included in and incorporated by reference elsewhere in the Current Report on Form 8-K (the “Report”) to which this Exhibit 99.2 relates. Forge’s consolidated financial statements included in the Report consist of the audited annual consolidated financial statements and related notes to those statements as of and for the fiscal years ended December 31, 2021 and 2020.

This discussion and analysis should also be read together with the section of the Report entitled “Information About Forge” and the unaudited pro forma condensed combined financial information as of and for the period ended December 31, 2021 and for the period ended December 31, 2020 included and incorporated by reference in the Report as Exhibit 99.3. In addition to historical financial analysis, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions, as described under the heading “Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in the Report. Unless the context otherwise requires, references in this “Forge’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we,” “us,” “our,” and “the Company” are intended to mean the business and operations of Forge and its consolidated subsidiaries.

Business Overview

Forge Global, Inc. (collectively with its subsidiaries, “Forge,” “the Company,” “we,” “us,” or “our”) is a financial services platform. Forge was founded in 2014 to serve the unique needs of the private market. We were incorporated in the state of Delaware and are headquartered in San Francisco, California. Since our founding, Forge has built a broad business that includes a marketplace for the purchase and sales of equity in private companies that is trusted, simple, transparent, and efficient to operate and designed to scale. Today, Forge is a leading provider for end-to-end enabling technology, data, and services for the private market.

We operate as one business, a fully integrated private markets service provider. Since inception, we have added complementary pillars to provide the access, transparency and solutions that companies, as well as institutional and individual investors and shareholders, need to confidently navigate and efficiently transact in the private market. The four pillars that make up our business are:

•	Forge Markets — Our online trading platform that connects potential investors with private company shareholders and enables them to efficiently facilitate private share transactions.

•	Forge Trust — Our non-depository trust company that enables clients to securely custody and manage non-liquid assets through a robust and user-friendly online portal.

•	Forge Data — Our data business provides market participants the information and insight to confidently navigate, analyze, and make investment decisions in the private market.

•	Forge Company Solutions (FCS) — Our software solution purpose built for private companies to easily administer primary and secondary financing events.

Forge’s platform delivers leading, mission-critical capabilities for our private market client base. Shares in more than 450 companies have been transacted with participants from 70 countries on our platform. This scale and experience enable Forge to provide a richer, more vibrant and more efficient marketplace for the founders, teams, other shareholders and investors of the private market.

Recent Developments

Acquisition and Integration of SharesPost

On November 9, 2020, we completed the acquisition of the broker-dealer business of SharesPost, Inc. (“SharesPost”). SharesPost was a private markets platform and broker-dealer for individual and institutional investors. The acquisition enabled the combined organization to provide an integrated investing experience for a broader range of shareholders and investors covering more issuers. The acquisition benefitted Forge in many ways, including but not limited to, enhancing our ability to offer a complete direct trade solution, enhancing and accelerating the launch of our proprietary data offering, and increasing our coverage of the clients served and companies traded on our platform. Overall, the acquisition allows us to expand Forge Markets and scale up our solutions for private market shareholders, investors, and issuers.

Development of Forge Company Solutions (FCS) and Launch of Forge Intelligence

FCS, launched in the first quarter of 2021, is a comprehensive software solution supported by private market experts. FCS supports companies running financing processes and seeks, through our automation and online technologies, to reduce the administrative burden that companies incur in doing so. FCS provides companies with oversight and control of company share transactions, including primary financings and company sponsored secondary programs, block trades, tender programs and Pre-Direct Listing trading. We offer flexible, customizable solutions to match a company’s liquidity needs.

Our first data product, Forge Intelligence, serves the needs of institutional investors that are looking for timely and accurate data to solve the inherent information asymmetry that exists within the private market. Annual subscriptions purchased by clients enable access to view and analyze historical bid/ask, share price, and volume information of the companies that have transacted on Forge Markets. Subscribers also have access to company waterfall charts, which can be used to easily analyze the share price impact of different exit scenarios, whether via M&A or IPO. Other data points include preferred equity conversion ratios and protective provisions such as liquidation preferences.

Forge Intelligence is expected to provide a recurring, predictable revenue stream driven by the subscription access model. Subscribers commit to access on an annual basis, with cost scaling by feature offerings and number of seats, or individual users, required. Forge Intelligence represents a high-margin product at scale, given the low incremental cost of serving each additional subscriber. Additional data-oriented products are planned to follow from the Forge Data pillar in the future.

In addition to the revenue Forge expects to generate through the data business, we believe that information provided to subscribers will also drive volume on Forge Markets, resulting in additional trading volume and revenue. We formally announced the launch of Forge Intelligence and accelerated our sales and marketing strategy in September 2021, having already converted some of beta test users into fee-paying customers. We continue to sign up new customers while investing in our sales, marketing and technology.

COVID-19 Impacts

On March 11, 2020, the World Health Organization designated the novel coronavirus (“COVID-19”) as a global pandemic. In an effort to manage the spread of the virus, federal, state and local governments enacted various restrictions, including closing schools and businesses, limiting or restricting social or public gatherings, implementing travel restrictions, and mandating stay-at-home orders, which have since been lifted to varying degrees across the country. During the fiscal year, the global economic situation was greatly affected by the spread of COVID-19 and the pandemic that followed, which continues to this day.

In response to these developments, we took precautionary measures to ensure the safety of our employees, support our customers, and mitigate the impact on our financial position and operations. We implemented remote working capabilities for our entire organization with minimal disruption to our operations or key operating performance indicators. We also identified opportunistic expense reductions which increased operating efficiencies and provided additional profitability in the period.

Although we have not experienced significant business disruptions thus far from the COVID-19 pandemic, we are unable to predict the full impact that COVID-19 and its variant strains will have on our future results of operations, liquidity and financial condition due to numerous uncertainties, including the duration of the pandemic, the actions that may be taken by government authorities across the United States, the impact to our customers, employees, suppliers, and other factors. These factors are beyond our knowledge and control and, as a result, at this time, we are unable to predict the ultimate impact, both in terms of severity and duration, that the COVID-19 pandemic will have on our business, operating results, cash flows and financial condition.

While as of the date of this proxy statement/prospectus, the extent to which COVID-19 may impact the future financial condition or results of operations is still uncertain, we are not aware of any specific event or circumstance that would require revisions to estimates, updates to judgments, or adjustments to the carrying value of assets or liabilities. These estimates may change, as new events occur and additional information is obtained.

Merger and Public Company Costs

We entered into the Merger Agreement with Motive on September 13, 2021. Pursuant to the Merger Agreement, FGI Merger Sub, Inc. will merge with and into Forge, with Forge surviving the merger as a wholly owned subsidiary of New Forge. Forge will be deemed the accounting predecessor and New Forge is the successor SEC registrant, which means that Forge’s financial statements for previous periods will be disclosed in New Forge’s future periodic reports filed with the SEC.

While the legal acquirer in the Merger Agreement is Motive, for financial accounting and reporting purposes under U.S. GAAP, Forge is the accounting acquirer and the merger is accounted for as a “reverse recapitalization.” Accordingly, the financial statements of the combined entity represent the continuation of the financial statements of Forge in many respects. Under this method of accounting, Motive is treated as the “acquired” company for financial reporting purposes. For accounting purposes, Forge is deemed to be the accounting acquirer in the transaction and, consequently, the transaction is treated as a recapitalization of Forge (i.e., a capital transaction involving the issuance of stock by Motive for the stock of Forge).

The Business Combination is expected to have a significant impact on our future reported financial position and results as a consequence of the reverse capitalization. The most significant changes in Forge’s future reported financial position and results are expected to be an estimated net increase in cash (as compared to our consolidated balance sheet as of December 31, 2021) of approximately $143.0 million, after deducting estimated transaction costs. The estimated transaction costs related to the business combination are approximately $61.9 million, of which $14.5 million represents deferred underwriter fees related to Motive’s initial public offering.

As a result of the merger, Forge will become the successor to an SEC-registered company, and we expect to hire additional personnel and to implement procedures and processes to address public company regulatory requirements and customary practices. Forge expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees, and costs related to implementation of an appropriate internal control framework.

Segment information

We operate as one business, a fully integrated private markets service provider. Our chief operating decision maker is our Chief Executive Officer (“CEO”), who reviews financial information presented on a consolidated basis for purposes of making operating decisions, assessing financial performance, allocating resources and evaluating our financial performance. Accordingly, we have concluded that we consist of a single operating segment and reportable segment for accounting and financial reporting purposes.

Key factors affecting our performance

The key factors affecting our performance described below are not the only ones applicable to us. We believe that the growth of our business and our future success are dependent upon a number of key factors, including the following:

Growing our Customer Base

Sustaining our growth requires continued adoption of our platform by new customers and increased usage by current customers. We plan to continue to introduce products and features to attract and retain current and new customers, and we plan to seek to increase brand awareness and customer adoption of our platform through digital and broad-scale advertising. The circumstances that have accelerated the growth of our customer base in recent periods may not continue in the future.

Expanding our Relationship with Existing Customers

Our revenue has continued to grow as we have introduced new products and features to our customers and as our customers have increased their usage of our platform. However, certain circumstances that have accelerated the growth of our business may not continue in the future. We aim to grow with our customers over time and to grow our relationship with our customers as they build and manage their wealth. In the future, our Forge Markets customers can become our Forge Trust customers as they increase their frequency and volume of trading on our platform, and cross over to opening custody accounts. These customers would also generate significant amounts of new data that is then monetized into our Forge Data offerings, which in turn, creates additional opportunity for us to convert existing trading and custodian customers into data subscribers. Vice versa, our customers that start initially as data subscription customers can find value add in our custodial and trading offerings and become customers of all three. Our ability to expand our relationship with our customers will be an important contributor to our long-term growth.

Investing in our Platform

We intend to continue to invest in our platform capabilities and regulatory and compliance functions to support new and existing customers and products that we believe will drive our growth. As our customer base and platform functionalities expand, areas of investment priority include product innovation, automation, technology and infrastructure improvements and customer support. We believe these investments will contribute to our long-term growth. Additionally, we strive to strengthen our relationships with our customers by responding to customer feedback not only through the introduction of new products, but also through improvements to our existing products and services. In recent years, there has been an upward trend in the valuation of venture backed companies, as well as an increase in the number and market capitalization of unicorn companies (private companies with a valuation over $1 billion). These trends drive an increase in the demand for services like Forge’s that allow for buying and selling of private shares.

We expect to increase the headcount number for our product, design, engineering, compliance, marketing, customer support and other teams to develop these capabilities and drive growth and deliver efficient support of a larger customer base for our business.

Private Market Trends

Our results of operations are impacted by the overall health of the economy, and consumer and institutional investing patterns, which include the following key drivers:

•	Market Trends. As private market investing continues and the number of venture-backed companies and unicorns increases, and companies stay private longer, our supply and demand will fluctuate accordingly. There are more than 1,000 unicorns as of March 2022, worth a combined $3.4 trillion. Technology companies wait a median of 12 years to go public as of 2020, compared to four years in 1999, at a median valuation of $4.3 billion compared to $493.0 million. Subsequently, we believe there are more shareholders (employees and early investors) looking for liquidity, and more investors interested in obtaining equity in these companies prior to going public.Additionally,, as the public financial markets grow and contract, our customers’ investing, saving, and spending behaviors are affected. Although our operating history has coincided with a period of general macroeconomic growth in the United States, particularly in the U.S. equity markets, which has previously stimulated growth in overall investment activity on our platform, we may be impacted by any slowdowns in growth, downturns and volatility in the U.S. equity markets.

•	Consumer Behavior. Consumer behavior, whether from buyers or sellers, varies over time and is affected by numerous conditions. For example, behavior may be impacted by social or economic factors such as changes in disposable income levels and the need for liquidity, employee tenure at a venture-backed firm, general interest in investing, interest rate levels, stock market volatility. There may also be high profile initial public offerings, or idiosyncratic events impacting single companies, that impact consumer behavior. These shifts in consumer behavior may influence interest in our products over time.

•	Macroeconomic Events. Customer behavior is impacted by the overall macroeconomic environment, which is influenced by events such as the ongoing COVID-19 pandemic (including the COVID-19 vaccine development and responsive measures taken by the U.S. government) as well as its effects on both global business and individuals’ behavior. Since the onset of the COVID-19 pandemic in March 2020, we have seen substantial growth in our customer base, retention, engagement and trading activity metrics. It is uncertain whether these trends and behavioral shifts will continue as reopening measures continue, and we may not be able to maintain the customer base we gained, or the rate of growth in our customer base that we experienced, throughout the COVID-19 pandemic.

•	Other macroeconomic conditions that could impact customer behavior include employment rates, natural disasters and other political or economic events, including public markets volatility and domestic and global interest rates and inflation. Beginning in late 2021 into early 2022, we started to see these broader market conditions reflected in a trend of higher sell-side indications of interest than buy-side, which may indicate a period of additional price discovery between buyers and sellers, which could lead to lower transaction volumes. Additionally, we are closely monitoring the unfolding events due to the Russian invasion of Ukraine and its regional and global ramifications. While the situation is still evolving, and the outcomes remain highly uncertain, there is a risk that such events might have an unfavorable impact on behavior of our customers, including changes in their investment preferences.

•	Size of Transactions. We may adjust our placement fees to account for larger block trades. We have gained the ability to execute smaller trades with more efficiency, which enables us to serve a larger portion of the market with smaller ticket sizes. The mix of trades by size can vary in a given time period, thereby impacting our overall Take Rate.

Key Personnel

Our future success depends, in large part, upon our ability to attract and retain highly qualified and skilled professional personnel that can learn and embrace new technologies. Competition for key personnel in the various localities and business segments in which we operate is intense. Our ability to attract and retain key personnel, in particular senior officers or technology personnel, will be dependent on a number of factors, including prevailing market conditions, office/remote working arrangements and compensation packages offered by companies competing for the same talent. There is no guarantee that we will have the continued service of key employees whom we rely upon to execute our business strategy and identify and pursue strategic opportunities and initiatives. In particular, we may have to incur costs to replace senior officers or other key employees who leave, and our ability to execute our business strategy could be impaired if we are unable to replace such persons in a timely manner.

Administrative fees

We charge fees for custodian services to our customers, including quarterly account fees, asset fees, and transaction fees. Our revenues depend on the number of Alt IRA accounts that clients open directly with us and the level of transaction activity; they also depend on CaaS accounts that we custody on behalf of partners, which have different fee structures. Our business depends on maintaining and growing the number of Alt IRA clients as well as partnership accounts.

Sub-account fees

We assess fees against the interest paid on Forge Trust customers’ cash balances deposited in banks to offset costs incurred in the processing, recording keeping and administration of client cash. This revenue stream is dependent upon prevailing interest rates.

Types of Structures

We have facilitated direct trades, trades in both our own Special Purpose Vehicles and other firms’ funds, and certain forward agreements. We may adjust placement fees to account for the operational costs of these transaction types, and we incur certain transaction-based costs depending on the structure. The mix of trades of different structures will impact our overall take rate and revenues.

Types of Buyers/Sellers

The type of client may influence our placement fee revenue. Examples of a type of client are institutional and individual clients, who may receive various placement fee rates depending on different factors. Having clients that come to our platform through external brokers or Forge Company Solutions programs may also impact our placement fee revenue. The mix of clients in any given period will impact our overall take rate and revenues.

Use of External Brokers and Referral Partners

When working with an external broker or partner, we share a portion of the placement fees, which are recognized in our consolidated financials under transaction-based expenses. The mix of fees paid to external brokers and partners fluctuates each time period, which we expect to continue based on our growth in the private market and the size of our order book, our growing partnerships, and the growth of the market overall.

Key Business Metrics

We monitor the following key business metrics to help us evaluate our business, identify trends affecting our business, formulate business plans and make strategic decisions. The tables below reflect period-over-period changes in our key business metrics, along with the percentage change between such periods. We believe the following business metrics are useful in evaluating our business:

	Year Ended December 31,
Dollars in thousands	2021	2020	Change	% Change
TRADING BUSINESS
Trades	4,890	1,779	3,111	175%

Volume	$3,180,257	$1,151,028	$2,029,229	176%
Net Take Rate	3.3%	2.2%	1.1%	50%
Placement fee revenues, less transaction-based expenses	$104,689	$25,352	$79,337	313%

The following table contains our key performance measures based on our actual results of operations as of and for the year ended December 31, 2021 and our pro forma results of operations as of and for the year ended December 31, 2021 and 2020. The key performance measures presented below as of and for the year ended December 31, 2020 are prepared on a pro forma basis, which combines the metrics from Forge and SharesPost’s brokerage business and as if the SharesPost acquisition had occurred at the beginning of the fiscal year 2020. We present this pro forma data as we believe it is an important indicator of the growth of our business and normalizes the effects of the acquisition.

	Year Ended December 31,
Dollars in thousands	2021	2020	Change	% Change
TRADING BUSINESS
Trades	4,890	3,448	1,442	42%

Volume	$3,180,257	$1,863,333	$1,316,924	71%
Net Take Rate	3.3%	2.6%	0.7%	27%
Placement fee revenues, less transaction-based expenses	$104,689	$48,864	$55,825	114%

	As of December 31,
Dollars in thousands	2021	2020	Change	% Change
CUSTODY BUSINESS
Alt IRA and CaaS Accounts:	2,124,677	1,575,780	548,897	35%
Assets Under Custody	$14,334,527	$13,282,809	$1,051,718	8%

•	Trades are defined as the total number of orders executed by Forge and acquired entities buying and selling private stocks on behalf of private investors and shareholders. Increasing the number of orders is critical to increasing our revenue and, in turn, to achieving profitability.

•	Volume is defined as the total sales value for all securities traded on our Forge Markets platform. Volume includes the aggregate value of the issuer company’s equity attributed to both the buyer and seller in a trade; Forge typically captures a commission on both sides, and as such a $100 trade of equity between buyer and seller would be captured as $200 volume for the Company. Volume is influenced by, among other things, the pricing and quality of our services as well as market conditions that affect private company valuations, such as increases in valuations of comparable companies at initial public offering.

•	Net Take Rates are defined as our placement fee revenues, less transaction-based expenses, divided by Volume. These represent the percentage of fees earned by our marketplace on any transactions executed, which is a determining factor in our revenue. The Net Take Rate can vary based upon the service or product offering and is also affected by the average order size and transaction frequency.

•	Alt IRA and Custody-as-a-Service (CaaS) accounts, formerly listed as Billable Core and Platform Accounts, are defined as our direct customers’ existing or new custodial accounts that are funded, or unfunded accounts that are in the process of funding with active transfer activity on the account.. These relate to our Custodial Administration fees revenue stream and are an important measure of our business as the number of Alt IRA and CaaS accounts is an indicator of our future revenues from account maintenance, transaction fees, and sub-account fees.

•	Assets Under Custody is the reported value of all client holdings held under our agreements, including cash submitted to us by the responsible party. These assets can be held at various financial institutions, issuers, and in our vault. As the custodian of the accounts, we collect all interest and dividends, handle all fees and transactions and any other considerations for the assets concerned. Although our fees are earned from the overall maintenance activities of all assets and are not linearly correlated with Assets Under Custody, we believe this is a useful metric for assessing the relative size and scope of our business.

Non-GAAP Financial Measures

In addition to our financial results determined in accordance with U.S. GAAP, we present Adjusted EBITDA, a non-GAAP financial measure. We use Adjusted EBITDA to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that Adjusted EBITDA, when taken together with the corresponding U.S. GAAP financial measure, provides meaningful supplemental information regarding our performance by excluding specific financial items that have less bearing on our core operating performance. We consider Adjusted EBITDA to be an important measure because it helps illustrate underlying trends in our business and our historical operating performance on a more consistent basis.

However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of Adjusted EBITDA as a tool for comparison. A reconciliation is provided below for Adjusted EBITDA to net loss, the most directly comparable financial measure stated in accordance with U.S. GAAP. Investors are encouraged to review Adjusted EBITDA and the reconciliation of Adjusted EBITDA to net loss, and not to rely on any single financial measure to evaluate our business.

We defined adjusted EBITDA as net loss, adjusted to exclude: (i) interest expense, net, (ii) provision for or benefit from income taxes, (iii) depreciation and amortization, (iv) share-based compensation expense, (v) change in fair value of warrant liabilities, and (vi) acquisition-related transaction costs.

The following table reconciles net loss to Adjusted EBITDA for Forge for the periods presented below (in thousands):

	Year Ended December 31,
	2021	2020
Net loss	$(18,499)	$(9,712)
Add:
Interest expense, net	2,307	2,405
Provision for (benefit from) income taxes	386	(803)
Depreciation and amortization	5,390	2,406
Share-based compensation expense	12,231	4,906
Change in fair value of warrant liabilities	6,064	292
Acquisition-related transaction costs(1)	882	3,289
Adjusted EBITDA	$8,761	$2,783

(1)	Represents direct and incremental costs in connection with business acquisitions and consists primarily of professional services fees for investment banking advisors, legal services, accounting advisory, and other external costs directly related to acquisitions and other strategic opportunities.

Some of the limitations of Adjusted EBITDA include (i) Adjusted EBITDA does not properly reflect capital commitments to be paid in the future, and (ii) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures. In evaluating Adjusted EBITDA, be aware that in the future we will incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these expenses or any unusual or non-recurring items. We compensate for these limitations by providing specific information regarding the U.S. GAAP items excluded from Adjusted EBITDA. When evaluating our performance, consider Adjusted EBITDA in addition to, and not a substitute for, other financial performance measures, including our net loss and other U.S. GAAP results.

Basis of Presentation

The consolidated financial statements and accompanying notes of Forge included elsewhere in the Report include our accounts and accounts of our consolidated subsidiaries and were prepared in accordance with U.S. GAAP.

Components of Results of Operations

Revenue

We generate revenue from providing private market services, which include fees charged for private placements on our marketplace platform, and fees charged for account and asset management to customers.

We categorize our services into the following three categories:

Placement fees — We maintain a trading platform which generates revenues through our Forge Markets offering with volume-based fees sourced from institutions, individual investors and private equity holders. Placement fees represent fees charged by us for executing a private placement on our platform. We earn agency placement fees in non-underwritten transactions, such as private placements of equity securities. We enter into arrangements with individual accredited customers or pooled investment vehicles to execute private placements in the secondary market. We anticipate placement fees to grow as the secondary market continues to grow and Forge continues to execute trades more efficiently.

Custodial administration fees — We generate revenues primarily by performing custodial account administration and maintenance services for our customers. As part of this arrangement a flat fee is charged per account and additional fees are charged based on asset types held in accounts and additional services purchased by account holders. We charge quarterly administration fees for our services in maintaining custodial accounts and assets, which are based on the types of assets in customer accounts. Additionally, we earn account fees for facilitating customers transactions with Federal Deposit Insurance Corporation banks. These fees are assessed on the last day of the month based on cash balances within the custodial accounts.

Subscription Fees — We generate revenues through our Forge Data offerings with subscription fees earned from our first data product, Forge Intelligence, which we formally launched in September 2021, and through our Forge Company Solutions fees. We anticipate subscription fees to grow as we expand our sales and marketing efforts and develop more features and products.

Transaction-based expenses

Transaction-based expenses represent fees incurred to support placement activities. These include expenses for fund insurance, fund management, fund and trade settlement, external broker fees, and transfer fees. We generally expect these expenses to increase in absolute dollars as our placement fee revenue grows.

Compensation and benefits

Compensation and benefits expense is our most significant operating expense and includes employee wages, bonuses, share-based compensation, severance costs, benefits, and employer taxes. The bonus component of our compensation and benefits expense is based on both our financial performance and individual employee performance. We expect our compensation and benefits expense to increase as our revenue growth and we hire additional personnel to continue developing new products and services and increase the functionality of our platform. In addition, the share-based compensation component of the compensation and benefits expense is expected to increase as we have performance awards and merger-related acceleration occurring in the near future.

Professional services

Professional services expense includes fees for consulting services received on strategic and technology initiatives, temporary labor, as well as regulatory, legal and accounting fees. We expect to incur additional professional services expenses as we work to implement procedures and processes to address public company regulatory requirements and customary practices.

Acquisition-related transaction costs

Acquisition-related transaction costs consist primarily of professional services fees for investment banking advisors, legal services, accounting advisory, and other external costs directly related to acquisitions and other strategic opportunities. We expect to continue to explore and pursue various potential acquisitions and other strategic opportunities to strengthen our competitive position and support our growth. Acquisition-related transaction costs may be significant in relation to certain acquisitions, however they are non-recurring in nature, as we identify and pursue targets for particular purposes as necessary. As a result, we may or may not incur acquisition-related transaction costs in future periods.

Advertising and market development

The largest component of our advertising and market development expense consists of our discretionary customer acquisition expenses as well as investments in building the Forge brand and in growth marketing in support of driving more awareness, engagement, and lifetime revenue from our target audiences. These include advertising, marketing data analysis, content development, trade shows, public relations, web development, and seminars & conferences. Marketing is an important driver of growth and we intend to continue to make significant investments in customer acquisition. We expect our advertising and market development expense to increase in absolute dollars for the foreseeable future as we continue to focus on customer acquisition efforts.

Rent and occupancy

Rent and occupancy expense is related to our leased property and includes rent, maintenance, real estate taxes, utilities, and other related costs. We generally expect our rent and occupancy expense to increase in absolute dollars as a result of our expansion efforts.

Technology and communications

Technology and communications consist of costs for our hosting fees paid to third-party data centers, software development engineers, and maintenance of our computer hardware and software required to support our technology and cybersecurity. Technology and communications also include costs for network connections for our electronic platforms and telecommunications. We generally expect our technology and communications expense to increase as we continue to increase our headcount and innovate on our offerings and services.

General and administrative

General and administrative includes insurance, bank service charges, dues and subscriptions, travel and entertainment, other general and administrative costs, and other various charges. We expect our general and administrative expense to increase in the near term as a result of operating as a public company, including regulatory fees associated with compliance with the rules and regulations of the SEC and other regulatory bodies, as well as increases in general office expenses as we grow our business.

Depreciation and amortization

Depreciation and amortization is attributable to property and equipment, intangible assets and capitalized internal-use software. We expect our depreciation and amortization expense to increase for the foreseeable future as we plan additional capital expenditures to support the growth of our business.

Interest expense, net

Interest expense, net, primarily includes expenses related to our borrowing arrangements with financial institutions and issuance of convertible notes to investors for purposes of obtaining funding for operations. These expenses were offset by interest income from our cash and cash equivalents.

Change in fair value of warrant liabilities

Changes in the fair value of warrant liabilities are related to warrant liabilities that are marked-to-market each reporting period with the change in fair value recorded in the accompanying statements of operations and comprehensive loss until the warrants are exercised, expire or other facts and circumstances lead the warrant liabilities to be reclassified to stockholders’ equity or deficit.

Other income (expense), net

Other income (expense), net, primarily includes loss on an equity method investment, and other non-operating income and expenditures.

Results of Operations

Comparisons for fiscal years ended December 31, 2021 and December 31, 2020

The following table sets forth our consolidated statement of operations for the twelve months ended December 31, 2021 and 2020, and the dollar and percentage change between the two periods (dollars in thousands):

	Year Ended December 31,
	2021	2020	Change	% Change
Revenues
Placement fees	$107,723	$29,240	$78,483	268%
Custodial administration fees	20,333	22,404	(2,071)	(9)%
Total revenues	128,056	51,644
Transaction-based expenses:
Transaction-based expenses	(3,034)	(3,888)	854	(22)%
Total revenues, less transaction-based expenses	125,022	47,756
Operating expenses:
Compensation and benefits	94,654	37,330	57,324	154%
Professional services	12,450	3,371	9,079	269%
Acquisition-related transaction costs	882	3,289	(2,407)	(73)%
Advertising and market development	5,090	1,528	3,562	233%
Rent and occupancy	3,744	2,381	1,363	57%
Technology and communications	8,243	4,616	3,627	79%
General and administrative	4,358	452	3,906	864%
Depreciation and amortization	5,390	2,406	2,984	124%
Total operating expenses	134,811	55,373
Operating loss	(9,789)	(7,617)
Interest expenses and other income (expenses):
Interest expense, net	(2,307)	(2,405)	98	(4)%
Change in fair value of warrant liabilities	(6,064)	(292)	(5,772)	NM
Other income (expense), net	47	(201)	248	123%
Total interest expenses and other expenses	(8,324)	(2,898)
Loss before provision for income taxes	(18,113)	(10,515)
Provision for (benefit from) income taxes	386	(803)	1,189	148%
Net loss and comprehensive loss	$(18,499)	$(9,712)

Revenue

Revenue was 128.1 million for the year ended December 31, 2021 compared to $51.6 million for the year ended December 31, 2020, representing an increase of $76.5 million, or 148%.

Placement fees increased by $78.5 million. The dollar amount of trades executed increased 176% period-over-period, driven by higher trading volumes The net take rates increased 110bps period-over-period. The increase in placement fees was also driven by the SharesPost acquisition, which increased our customer base. The combined company increased coverage of more issuers on our platform. We also benefited from a strong market environment with the expanding number of unicorn companies as well as IPO activity generating more interest in the private markets.

Custodial administration fees decreased by $2.0 million, driven by a drop in interest rates. As the Federal Reserve lowers interest rates, our customers receive reduced interest payments on their un-invested cash balances, which in turn affects the portion of sub-accounting fees we receive in exchange for facilitating the acquisition of FDIC insurance on behalf of the customers.

The following table sets forth our consolidated statements of operations data expressed as a percentage of revenue:

	Year Ended December 31,
	2021	2020

	(as a percentage of revenue)
Revenues
Placement fees	84%	57%
Custodial administration fees	16%	43%
Total revenues	100%	100%
Transaction-based expenses:
Transaction-based expenses	(2)%	(8)%
Total revenues, less transaction-based expenses	98%	92%
Operating expenses:
Compensation and benefits	74%	72%
Professional services	10%	6%
Acquisition-related transaction costs	1%	6%
Advertising and market development	4%	3%
Rent and occupancy	3%	5%
Technology and communications	6%	9%
General and administrative	3%	1%
Depreciation and amortization	4%	5%
Total operating expenses	105%	107%
Operating loss
Interest expenses and other income (expenses):	(8)%	(15)%
Interest expense, net	(2)%	(5)%
Change in fair value of warrant liabilities	(5)%	(1)%
Other income (expense), net	—%	—%
Total interest expenses and other expenses	(7)%	(6)%
Loss before provision for income taxes	(14)%	(21)%
Provision for (benefit from) income taxes	—%	(2)%
Net loss and comprehensive loss	(14)%	(19)%

Transaction-based expenses

Transaction-based expenses were $3.0 million for the year ended December 31, 2021, compared to $3.9 million for the year ended December 31, 2020, representing decrease of $0.9 million or 22%. Though our revenues increased during the same period, the volume of transactions that gave rise to transaction-based expenses decreased.

Compensation and benefits

	Year Ended December 31,
(in thousands)	2021	2020	$ Change	% Change
Salary	$33,197	$19,915	$13,282	67%
Bonus	45,433	10,303	35,130	341%
Benefits	3,729	2,167	1,562	72%
Share-based compensation	12,231	4,906	7,325	149%
Other	64	39	25	64%
Total compensation and benefits	$94,654	$37,330	$57,324	154%

Compensation and benefits expense was $94.7 million for the year ended December 31, 2021, compared to $37.3 million for the year ended December 31, 2020, representing an increase of $57.4 million, or 154%. The increase was primarily attributable to the increase of $35.1 million from bonuses accrued related to our financial performance and individual employee performance. Bonuses were also impacted by the additional headcount acquired from SharesPost and the overall upturn in the market in 2021 as compared to 2020, which contained the initial ramifications of the COVID-19 pandemic on the public and private stock markets. In addition, share-based compensation expense increased by $7.3 million, which was primarily driven by a $4.2 million increase in share-based compensation charges related to secondary transactions in 2021 that did not occur in 2020. Refer to Note 12, Share-based Compensation to our audited annual consolidated financial statements included elsewhere in the Reportfor more information. Additionally, the increase in compensation and benefits expense was attributable to the increase in employee salaries in the amount of $13.3 million, and benefits in the amount of $1.6 million primarily due to increases in headcount from our acquisitions and organic growth of business operations.

Professional services

Professional services expense was $12.5 million for the year ended December 31, 2021, compared to $3.4 million for the year ended December 31, 2020, representing an increase of $9.1 million, or 269%. The increase in professional services expense is aligned with our plan of becoming a public company. We incurred increases of $3.0 million in advisor fees related to the issuance of Series B-1 and B-2 convertible preferred stock and the secondary sales of common stock during the year ended December 31, 2021. In addition, we incurred increases in accounting expenses of $2.5 million and legal fees of $1.4 million related primarily to overall increased business operations and increased regulatory review due to filing of form S-4.

Acquisition-related transaction costs

Acquisition-related transaction costs were $0.9 million for the year ended December 31, 2021, compared to $3.3 million for the year ended December 31, 2020, representing a decrease of $2.4 million, or 73%. The decrease in acquisition-related transaction costs was primarily related to the acquisition of SharesPost in 2020. During the year ended December 31, 2020, we incurred $3.3 million in acquisition-related transaction costs primarily related to our acquisition of SharesPost, which was completed in November 2020.

Advertising and market development

Advertising and market development expense was $5.1 million for the year ended December 31, 2021, compared to $1.5 million for the year ended December 31, 2020, representing an increase of $3.6 million, or 233%. The increase was driven by a combination of increased investment in new customer acquisition, launching a new website, and increased investment in public relations for public company readiness.

Rent and occupancy

Rent and occupancy expense was $3.7 million for the year ended December 31, 2021, compared to $2.4 million for the year ended December 31, 2020, representing an increase of $1.3 million, or 57%. The increase in rent and occupancy expenses is primarily due to three additional operating leases assumed as a part of the SharesPost acquisition in November 2020.

Technology and communications

Technology and communications expense was $8.2 million for the year ended December 31, 2021, compared to $4.6 million for the year ended December 31, 2020, representing an increase of $3.6 million, or 79%. The increase in expense pertains primarily to an increase of $1.5 million in software expenses for our growing business, and an increase of $1.8 million for third-party software development engineers for the continued maintenance of our platform.

General and administrative

General and administrative expense was $4.4 million for the year ended December 31, 2021, compared to $0.5 million for the year ended December 31, 2020, representing an increase of $3.9 million, or 864%. The increase in general and administrative expense was primarily driven by $2.2 million related to a credit for fund insurance premiums as a result of re-negotiation of the insurance premium with our vendor during fiscal year 2020. We further incurred increases of $1.7 million for various costs such as regulatory fees, franchise/ business taxes, bank service charges, company liability insurance and travel and entertainment expenses.

Depreciation and amortization

Depreciation and amortization expense was $5.4 million for the year ended December 31, 2021, compared to $2.4 million for the year ended December 31, 2020, representing an increase of $3.0 million, or 124%. The increase was primarily driven by a $2.6 million increase in the amortization of intangible assets acquired from the acquisition of SharesPost in November 2020, and $0.3 million increase in depreciation and amortization of furniture, leasehold improvements, computer equipment, and capitalized software.

Interest expense, net

Interest expense, net, was $2.3 million for the year ended December 31, 2021, compared to $2.4 million for the year ended December 31, 2020, representing a decrease of $0.1 million, or 4%.

Change in fair value of warrant liabilities

Change in fair value of warrant liabilities was a credit balance of $6.1 million for the year ended December 31, 2021, compared to $0.3 million for the year ended December 31, 2020, representing a change of $5.8 million from the year ended December 31, 2020. The change was primarily driven by the increase in the fair value of the securities including common and convertible preferred stock underlying our outstanding warrants as well as the increase in the public company valuation weighting during the year ended December 31, 2021 as compared to the fair value of the underlying securities during the year ended December 31, 2020.

Other income (expense), net

Other income, net was $0.1 million for the year ended December 31, 2021, compared to other expense, net of $0.2 million for the year ended December 31, 2020, representing an increase of $0.3 million, or 124%.

Provision for (benefit from) income taxes

Provision for income tax was $0.4 million for the year ended December 31, 2021, compared to benefit from income tax of $0.8 million for the year ended December 31, 2020, representing an increase of $1.2 million, or 148%. The change was primarily driven by the increase in the taxable income during the year ended December 31, 2021 as compared taxable income during the year ended December 31, 2020.

Liquidity and Capital Resources

To date, we have financed our operations primarily through revenue from operations, issuances of convertible preferred stock and issuances of debt. Our primary requirements for liquidity and capital are to finance working capital, capital expenditures and investments in business acquisitions.

As of December 31, 2021, our principal source of liquidity was our cash and cash equivalents balance of $74.8 million. Since our inception, we have generated operating losses as reflected in our accumulated deficit. We had an accumulated deficit of $78.6 million as of December 31, 2021.Prior to the completion of the Business Combination, the A&R FPA Investment, and the PIPE Investment, we believe our existing cash resources were sufficient to meet our operating working capital and capital expenditure requirements for the foreseeable future.

As of the date of this Report on Form 8-K, we believe our existing cash and cash equivalents as of December 31, 2021 are sufficient to meet our operating working capital and capital expenditure requirements for the foreseeable future. We completed the Business Combination, the A&R FPA Investment, and the PIPE Investment on March 21, 2022, pursuant to which we received gross proceeds of $215.6 million after actual redemptions by Motive’s shareholders. Our future financing requirements will depend on many factors including our growth rate, the timing and extent of spending to support development of our platform and the expansion of sales and marketing activities. Although we currently are not a party to any agreement and do not have any understanding with any third parties with respect to potential investments in, or acquisitions of, businesses or technologies, we may enter into these types of arrangements in the future, which could also require us to seek additional equity or debt financing. Additional funds may not be available on terms favorable to us or at all.

We intend to continue to make investments in product development, sales effort, and additional general and administrative costs in connection with operating as a public company. We expect to continue to maintain financing flexibility in the current market conditions. As a result, we may require additional capital resources to execute strategic initiatives to grow our business.

Our future capital requirements will depend on many factors including our revenue growth rate, the timing, and extent of spending to support further sales and marketing and research and development efforts. We may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we raise additional funds through the issuance of equity or debt securities, those securities may have rights, preferences, or privileges senior to the rights of our common stock, and our stockholders may experience dilution. If we are unable to raise additional capital when desired, our business, results of operations, and financial condition would be materially and adversely affected.

Cash Flow Summary

The following table summarizes our cash flows for the periods presented (in thousands):

	Year Ended December 31,
	2021	2020
Net cash provided by (used in):
Operating activities	$10,901	$(2,528)
Investing activities	$(3,256)	$(23,373)
Financing activities	$26,581	$39,380

Operating Activities

Cash provided by operating activities for the year ended December 31, 2021 of $10.9 million was primarily related to our net loss of $18.5 million, adjusted for non-cash charges of $26.6 million and net cash inflows of $2.8 million provided by changes in our operating assets and liabilities. Non-cash charges primarily consisted of share-based compensation of $12.2 million, changes in fair value of warrant liabilities of $6.1 million, depreciation and amortization of $5.4 million, amortization of right-of-use assets of $2.8 million, and other non-cash charges of $0.1 million. The main drivers of the cash inflows were derived from the changes in operating assets and liabilities and were related to an increase in accrued compensation and benefits of $8.1 million and a decrease in accounts receivable of $0.4 million, partially offset by an increase in prepaid expenses and other assets of $1.0 million, a decrease in accounts payable of $0.7 million, a decrease in operating lease liabilities of $3.5 million, and a decrease in accrued expenses and other current liabilities of $0.4 million.

Cash used in operating activities for the year ended December 31, 2020 of $2.5 million was primarily related to our net loss of $9.7 million, adjusted for non-cash charges of $10.2 million and net cash outflows of $3.0 million related to changes in our operating assets and liabilities. Non-cash charges primarily consisted of share-based compensation of $4.9 million, depreciation and amortization of $2.4 million, amortization of right-of-use assets of $1.6 million, provisions for accounts receivable allowances of $0.4 million, changes in fair value of warrant liabilities of $0.3 million, and other non-cash charges of $0.5 million. The main drivers of the cash outflows were derived from the changes in operating assets and liabilities and were related to an increase to accounts receivable of $3.4 million, an increase in prepaid expenses and other assets of $2.2 million, a decrease in accounts payable of $1.7 million, and a decrease in operating lease liabilities of $1.7 million, partially offset by an increase in accrued compensation and benefits of $3.9 million, and an increase in accrued expenses and other current liabilities of $2.1 million.

Investing Activities

Cash used in investing activities was $3.3 million for the year ended December 31, 2021, which consisted of purchases of intangible assets of $2.2 million and $1.1 million related to payments for capitalized internal-use software development costs.

Cash used in investing activities was $23.4 million for the year ended December 31, 2020, which consisted primarily of cash paid for acquisitions, net of cash acquired in the amount of $13.1 million related to the SharesPost acquisition, payment of deferred acquisition costs related to the IRA Services acquisition in the amount of $6.1 million, a loan to SharesPost in the amount of $3.0 million, and $1.2 million related to capitalized internal-use software development costs.

Financing Activities

Cash provided by financing activities was $26.6 million year ended December 31, 2021, which consisted primarily of proceeds from issuance of Series B-1 convertible preferred stock, net of issuance costs, in the amount of $47.7 million, proceeds from issuance of Series B-2 convertible preferred stock in the amount of $1.6 million, and proceeds from exercise of options, including proceeds from the repayment of promissory notes, in the amount of $1.6 million, partially offset by repayments of debt in the amount of $19.4 million, and payments of deferred offering costs of $5 million.

Cash provided by financing activities was $39.4 million for the year ended December 31, 2020, which consisted primarily of proceeds from issuance of Series B-1 convertible preferred stock, net of issuance costs in the amount of $41.5 million and proceeds from debt in the amount of $25.6 million, partially offset by repayment of debt in the amount of $27.7 million.

Contractual Obligations

The following table summarizes our contractual obligations as of December 31, 2021, and the years in which these obligations are due (in thousands):

	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Operating lease obligations(1)	$11,121	$5,762	$4,966	$393	$—
Non-cancelable purchase obligations(2)	7,719	1,451	2,616	3,652	—
Total contractual obligations	$18,840	$7,213	$7,582	$4,045	$—

(1)	Our lease portfolio primarily includes leased office space, all of which are accounted for as operating leases. Total payments listed represent total minimum future lease payments.

(2)	In the normal course of business, we entered into non-cancelable purchase commitments with various parties mainly for liability insurance and software products and services.

Off-Balance Sheet Arrangements

Refer to Note 9, Off Balance Sheet Items, to our audited annual consolidated financial statements included elsewhere in the Report.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in our audited annual consolidated financial statements and accompanying notes. We base our estimates on historical experience, current business factors and various other assumptions that we believe are necessary to consider forming a basis for making judgments about the carrying values of assets and liabilities, the recorded amounts of revenue and expenses and the disclosure of contingent assets and liabilities. Forge is subject to uncertainties such as the impact of future events, economic and political factors, and changes in our business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of our audited annual consolidated financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in reported results of operations; if material, the effects of changes in estimates are disclosed in the notes to our audited annual consolidated financial statements.

On an ongoing basis, we evaluate our estimates and assumptions. Our actual results may differ from these estimates under different assumptions or conditions. The most significant judgments, estimates and assumptions relate to the critical accounting policies, as discussed in more detail below.

Revenue Recognition

We generate revenue from fees charged for the trading of private placements on our marketplace platform, and fees for account and asset management provided to customers. We disaggregate revenue by service type, as we believe that this level of disaggregation best depicts how the nature, amount, timing, and uncertainty of revenue and cash flows are impacted by economic factors. We recognize revenue pursuant to ASC 606, Revenue from Contracts with Customers. The amount of revenue recognized reflects the consideration that we expect to receive in exchange for services. To achieve the core principle of this standard, we applied the following five steps:

1.	Identification of the contract, or contracts, with the customer;

2.	Identification of the performance obligations in the contract;

3.	Determination of the transaction price;

4.	Allocation of the transaction price to the performance obligations in the contract; and

5.	Recognition of the revenue when, or as, a performance obligation is satisfied.

Revenue from Contracts with Customers

We enter into contracts with customers that can include various services, which are generally capable of being distinct and accounted for as separate performance obligations. When applicable, allocation of the transaction fees to the performance obligations or to the distinct goods or services that form part of a single performance obligation will depend on the individual facts and circumstances of the contract.

All of our revenues are from contracts with customers. We are the principal in these contracts, with the exception of sub-account fees, in which case we act as the agent and record revenue from fees earned related to cash balances in customers’ custodial accounts. Refer to section titled “Revenue Recognition and Transaction-Based Expenses” in Note 1 to our audited annual consolidated financial statements included elsewhere in the Report.

Business Combinations

We apply the acquisition method of accounting for business combinations. Under this method of accounting, all assets acquired and liabilities assumed are recorded at their respective fair values at the date of the acquisition. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, intangibles, and other asset lives, among other items. These assumptions and judgments inherently contain risk. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Market participants are assumed to be buyers and sellers in the principal, most advantageous market for the asset or liability. Additionally, fair value measurements for an asset assume the highest and best use of that asset by market participants. Any excess of the purchase price over the fair value of the net assets acquired is recognized as goodwill.

During the measurement period, which may be up to one year from the acquisition date, we may record adjustments to the fair value of these tangible and intangible assets acquired and liabilities assumed, with the corresponding offset to goodwill. In addition, uncertain tax positions and tax-related valuation allowance are initially recorded in connection with a business acquisition as of the acquisition date. Determining the fair value of assets acquired and liabilities assumed requires management to use significant judgement and estimates including the selection of valuation methodologies, estimates of future revenue, costs, and cash flows, discount rates and selection of comparable companies and comparable transactions. For material acquisitions, we engage the assistance of valuations specialists in concluding on fair value measurements of certain assets acquired or liabilities assumed in a business combination. Upon the conclusion of the measurement period or final determination of the fair value of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded in our consolidated statements of operations. Acquisition costs, such as legal and consulting fees, are expensed as incurred.

For additional information refer to Note 2, Acquisitions, to our audited annual consolidated financial statements included elsewhere in the Report.

Goodwill and Intangible Assets

Goodwill on our consolidated balance sheets represents the excess of purchase price over the fair value of net assets acquired from our acquisitions. Intangible assets other than goodwill have also been identified as part of our acquisitions when determining the fair value of assets acquired.

Intangible assets other than goodwill included in our consolidated balance sheets primarily include assets related to developed technology, customer relationships, trade name, and in-process research and development. The valuation of these assets used valuation methods appropriate for determining the market value of each asset. These valuation methodologies use various assumptions, which included discount rates, the cost of capital, and forecasting among others.

Goodwill is not amortized, but instead it is assessed for impairment at the reporting unit level on an annual basis or more frequently if indicators of impairment exist.

The goodwill impairment test is performed at the reporting unit level. We initially perform a qualitative analysis to determine if it is more likely than not that the goodwill balance is impaired. If a qualitative assessment is not performed or if a determination is made that it is not more likely than not that their value of the reporting unit exceeds its carrying amount, then we will perform a two-step quantitative analysis.

First, the fair value of each reporting unit is compared to its carrying value. If the fair value of the reporting unit is less than its carrying value, we perform a hypothetical purchase price allocation based on the reporting unit’s fair value to determine the fair value of the reporting unit’s goodwill. Any resulting difference will be recorded as a charge to operations in the consolidated statements of operations and comprehensive loss in the period in which the determination is made.

Intangible assets with a finite life are amortized over the estimated useful life while intangible assets with an indefinite useful life are not amortized. Finite-lived intangibles are reviewed for impairment when indicators of impairment are present and indefinite-lived intangibles are assessed for impairment on an annual basis or more frequently if indicators of impairment exist.

We evaluate the recoverability of intangible assets at least annually or whenever events or changes in circumstances indicate the carrying value of such asset may not be recoverable. Should there be an indication of impairment, we test for recoverability by comparing the estimated undiscounted future cash flows expected to result from the use of the asset to the carrying amount of the asset or asset group. If the asset or asset group is determined to be impaired, any excess of the carrying value of the asset or asset group over its estimated fair value is recognized as an impairment loss. As of December 31, 2021, there were no events or changes in circumstances that indicated our long-lived assets were impaired.

For additional information, refer to Note 5, Goodwill and Intangible Assets, Net, in our audited annual consolidated financial statements included elsewhere in this prospectus.

Share-Based Compensation

We recognize stock-based compensation expense in accordance with the provisions of ASC 718, Compensation — Stock Compensation (“ASC 718”). ASC 718 requires the measurement and recognition of compensation expense for all stock-based awards made to employees, directors and non-employees based on the grant date fair value of the awards. The fair value of employee and non-employee stock options are determined on the grant date using the Black-Scholes option pricing model using various inputs, including the fair value of the underlying common stock, the expected term of the stock-based award, the expected volatility of the price of our common stock, risk-free interest rates, and the expected dividend yield of common stock. The assumptions used to determine the fair value of the stock-based awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment.

We recognize stock-based compensation cost on a straight-line basis over the requisite service period of the awards, which generally is the option vesting term. Forfeitures are accounted for as they occur.

Changes in the following assumptions can materially affect the estimate of fair value and ultimately how much stock-based compensation expense is recognized. These inputs are subjective and generally require significant analysis and judgment to develop.

•	Fair Value of Common Stock. Given the absence of a public trading market, our board of directors, with the input of management, considers numerous objective and subjective factors to determine the fair value of common stock at each meeting in which awards are approved.

•	Expected Term. Expected term represents the period that options are expected to be outstanding. We determine the expected term using the simplified method based on the option’s vesting term and contractual obligations.

•	Expected Volatility. The volatility is derived from the average historical stock volatilities of a peer group of public companies that we consider to be comparable to our business over a period equivalent to the expected term of the share-based grants.

•	Risk-Free Interest Rate. We derive the risk-free interest rate assumption from the United States Treasury’s rates for the U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the awards being valued.

•	Dividend Yield. We base the assumed dividend yield on its expectation of not paying dividends in the foreseeable future. Consequently, the expected dividend yield used is zero.

The Black-Scholes assumptions used in evaluating our awards are as follows:

	Year Ended December 31,
	2021	2020
Fair value of common stock	$8.80 – $21.29	$3.41 – $6.59
Expected term (years)	5.1 – 7.0	5.0 – 6.2
Expected volatility	40.0% – 41.4%	37.0% – 41.7%
Risk-free interest	0.7% – 1.3%	0.3% – 0.8%
Expected dividend yield	0.0%	0.0%

The variables used in these models are reviewed on each grant date and adjusted, as needed. As we continue to accumulate additional data related to our common stock valuations and assumptions used in the Black-Scholes model, we may refine our estimates of these variables, which could materially affect our future stock-based compensation expense.

These estimates involved in calculating the fair value of our stock options involve inherent uncertainties and the application of significant judgment. We will continue to use judgment in evaluating the assumptions related to our stock-based compensation on a prospective basis. As we continue to accumulate additional data related to our common stock, we may refine our estimation process, which could materially impact our future stock-based compensation expense. As a measure of sensitivity, for every 10% increase in the estimated fair value of our stock options over management’s estimates at the grant dates of stock options, share-based compensation expense recognized for the fiscal year ended December 31, 2021 would have increased by $0.6 million and share-based compensation expense recognized for the fiscal year ended December 31, 2020 would have increased by $0.4 million.

In addition, we have issued performance-based stock options that vest based upon continued service through the vesting term and achievement of certain market conditions established by the board of directors for a predetermined period. We measure stock-based compensation expense for performance-based stock options containing market conditions based on the estimated grant date fair value determined using the Monte Carlo valuation model. We recognize compensation expense for such awards over the requisite service period using the accelerated attribution method when it becomes probable that the performance condition will be satisfied. No expense was recognized for the year ended December 31, 2021.

Common Stock Valuations

The fair value of the common stock underlying our equity awards was determined by our board of directors, after considering contemporaneous third-party valuations and input from management. The valuations of our common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. In the absence of a public trading market, our board of directors, with input from management, exercised significant judgment and considered numerous objective and subjective factors to determine the fair value of our common stock as of the date of each option grant, including the following factors:

•	our capital resources and financial condition;

•	the prices paid for common or convertible preferred stock sold to third-party investors by us and prices paid in secondary transactions in arm’s length transactions;

•	the preferences held by our preferred stock classes relative to those of our common stock;

•	the likelihood and timing of achieving a liquidity event, such as an initial public offering or SPAC transaction, given prevailing market conditions;

•	the Company’s historical operating and financial performance as well as management’s estimates of future financial performance;

•	valuations of comparable companies;

•	the relative lack of marketability of the Company’s common stock;

•	SPAC equity market conditions affecting the trading price of comparable public companies;

•	industry information such as market growth and volume and macro-economic events; and

•	additional objective and subjective factors relating to our business.

In valuing our common stock, absent an arm’s-length current/recent round of financing, the fair value of our business, or enterprise value, was determined using both the income approach and market approach. The income approach estimates value based on the expectation of future cash flows we will generate.

These future cash flows are discounted to their present values using a discount rate based on the capital rates of return for comparable publicly traded companies and is adjusted to reflect the risks inherent in our cash flows relative to those inherent in the companies utilized in the discount rate calculation. The market approach estimates value based on a comparison of us to comparable public companies in a similar line of business. From the comparable companies, a representative market value multiple is determined and then applied to our financial results to estimate the enterprise value. The resulting enterprise value was then allocated to each share class using a probability-weighted expected return method (“PWERM”) to allocate value among the various share classes. The PWERM involves the estimation of the value of our company under multiple future potential outcomes and estimates the probability of each potential outcome. The per share value of our common stock as determined through the PWERM is ultimately based upon probability-weighted per share values resulting from the various future scenarios, which primarily include an initial public offering or continued operation as a private company.

In addition, we also considered any secondary transactions involving our capital stock. In our evaluation of those transactions, we considered the facts and circumstances of each transaction to determine the extent to which they represented a fair value exchange and assigned the transactions an appropriate weighting in the valuation of our common stock. Factors considered included the number of different buyers and sellers, transaction volume, timing relative to the valuation date, whether the transactions occurred between willing and unrelated parties, and whether the transactions involved investors with access to our financial information.

The significant input assumptions used in the valuation model were based on subjective future expectations combined with management judgment. Beginning April 2021, we began to weight our model differently based on the expectations that we would go public through a special acquisition purpose company (“SPAC”). In this period, we included comparable broker-dealers and exchange marketplaces companies that had recently completed similar offerings to our set of guideline public companies for use in estimating the value of our common stock.

After the common stock value was determined, a discount for lack of marketability (“DLOM”) was applied to arrive at the fair value of the common stock on a non-marketable basis. A DLOM is applied in order to reflect the lack of a recognized market for a closely held interest and the fact that a non-controlling equity interest may not be readily transferable. A market participant purchasing this share would recognize this illiquidity associated with the shares, which would reduce the overall fair market value.

In our assessments of the fair value of common stock for grant dates between the dates of the valuations, we utilized a straight-line calculation between two valuation dates. This determination included an evaluation of whether the subsequent valuation indicated that any significant change in valuation had occurred between the previous valuation and the grant date.

During fiscal year 2020, Forge issued equity as part of the consideration paid to acquire the broker-dealer business of SharesPost, Inc. As a measure of sensitivity, for every 10% increase in the estimated fair value of our common stock over management’s estimates at the closing date of the acquisition, the total consideration paid would have increased by $6.6 million.

Emerging Growth Company Status

Upon completion of the Business Combination, we expect to be an emerging growth company (“EGC”), as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The JOBS Act permits companies with EGC status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have elected to use this extended transition period to enable Forge to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an EGC or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.

In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an EGC, we intend to rely on such exemptions, we are not required to, among other things: (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii)provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board; and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

We will remain an EGC under the JOBS Act until the earliest of (i) the last day of our first fiscal year following the fifth anniversary of the closing of the Merger, (ii) the last date of our fiscal year in which we have total annual gross revenue of at least $1.07 billion, (iii) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates, or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Quantitative and Qualitative Disclosures about Market Risk

Market risk generally represents the risk of loss that may result from the potential change in the value of a financial instrument as a result of fluctuations in interest rates and market prices. Information relating to quantitative and qualitative disclosures about these market risks is described below.

Interest Rate Risk

Our exposure to changes in interest rates relates to interest earned on our cash and cash equivalents and interest incurred in relation to our debts. In addition, changes in interest rates could drive a significant impact to our custodial administration fees. As the Federal Reserve lowers interest rates, our customers receive reduced interest payments on their un-invested cash balances, which in turn affects the portion of sub-account fees we receive in exchange for facilitating the acquisition of FDIC insurance on behalf of the customer.

We use a net interest sensitivity analysis to evaluate the effect that changes in interest rates might have on our revenue. The analysis assumes that the asset and liability structure of our consolidated balance sheet would not be changed as a result of a simulated change in interest rates. The results of the analysis for the year ended December 31, 2021 and 2020, indicate that a hypothetical 50 basis point increase or decrease in interest rates would have impacted our custodial administration fee revenues by $2.1 million and $1.7 million, respectively.

Our measurement of interest rate risk involves assumptions that are inherently uncertain and, as a result, cannot precisely estimate the impact of changes in interest rates on net interest revenues. Actual results may differ from simulated results due to balance growth or decline and the timing, magnitude, and frequency of interest rate changes, as well as changes in market conditions and management strategies, including changes in asset and liability mix.

Foreign Exchange Rate Risk

Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates. Currently, substantially all of our revenue and expenses are denominated in U.S. dollars.

Revenue and expenses are remeasured each day at the exchange rate in effect on the day the transaction occurred. Our results of operations and cash flows in the future may be adversely affected due to an expansion of non-U.S. dollar denominated contracts and changes in foreign exchange rates. The effect of a hypothetical 10% change in foreign currency exchange rates applicable to our business would not have a material impact on our historical or current consolidated financial statements. To date, we have not engaged in any hedging strategies. As our international activities grow, we will continue to reassess our approach to manage the risk relating to fluctuations in currency rates.

Related Party Transactions

See the section titled “Certain Relationships and Related Person Transactions — Forge” included elsewhere in the Report for information regarding related party transactions fiscal years ended December 31, 2021 and 2020, and subsequent thereto.

Recent Accounting Pronouncements

See the section titled “Summary of Significant Accounting Policies” in Note 1 of the notes to our audited annual consolidated financial statements included elsewhere in the Report.